Exhibit 99.1

                                                       Sangamo BioSciences, Inc.
                                                      Point Richmond Tech Center
                                                             501 Canal Boulevard
                                                              Richmond, CA 94804
                                                510-970-6000 o 510-236-8951(Fax)

--------------------------------------------------------------------------------

            SANGAMO BIOSCIENCES AND JDRF ANNOUNCE PARTNERSHIP FOR ZFP
                   THERAPEUTIC FOR DIABETIC NEUROPATHY PROGRAM

New York and Richmond, Calif., October 26, 2006 - Sangamo BioSciences, Inc. (Nasdaq: SGMO) announced today that it has established a partnership with the Juvenile Diabetes Research Foundation (JDRF) to provide financial support of Sangamo's Phase 2 human clinical studies of SB-509, a ZFP Therapeutic that is in development for the treatment of diabetic neuropathy (DN).

JDRF, the major charitable funding organization of research leading to a cure for type 1 diabetes and its complications, will provide up to $3 million toward the Phase 2 clinical trial based upon the achievement of certain milestones. The funding will enable Sangamo to accelerate development of its ZFP Therapeutic for the treatment of DN and conduct additional clinical tests that may provide important information related to the mechanistic basis for therapeutic efficacy.

"This partnership provides an opportunity to accelerate the progress of a potential treatment for a significant unmet medical need in diabetes," said Dr. Richard A. Insel, M.D., Executive Vice President for Research at JDRF. "Currently, more than fifty percent of patients with diabetes for ten years or longer will experience diabetic neuropathy and the treatments currently available are drugs that only address neuropathy-associated pain. Sangamo's novel approach to DN has the potential to modify the disease at a more fundamental level by modulating neuroprotective and neurotropic pathways."

"We are very pleased to have the confidence and support of JDRF as we advance the clinical development of SB-509," said Edward Lanphier, Sangamo's President and CEO. "This agreement demonstrates JDRF's commitment to ground-breaking clinical research and to the development of novel therapeutics that can potentially have an important impact on the quality of life for people with diabetes." He added: "We believe that SB-509 represents a new therapeutic approach for diabetic neuropathy, designed to directly protect and restore nerve function, in contrast to the current standard of care designed to address only the pain associated with this condition. Sangamo's ZFP technology provides a unique approach designed to upregulate vascular endothelial growth factor or VEGF, a factor that has been shown to have direct neuroprotective and neurotrophic effects. The goal is to preserve and possibly restore nerve health. The data collected from these Phase 2 studies will help establish the foundation and mechanism of our ZFP technology as a novel class of therapeutics."

JDRF funds diabetes research across a range of scientific areas, including beta cell regeneration, immunology, islet cell replacement, complications, genetics, and technological innovations and therapeutics. The agreement with Sangamo is a part of JDRF's innovative Industry Discovery and Development Partnership program, through which JDRF partners with pharmaceutical, biotech, and medical device businesses looking to develop drugs, treatments, technologies, and other therapeutics leading to a cure, reversal, or prevention of type 1 diabetes and its complications.

ABOUT THE SB-509 CLINICAL PROGRAM

Sangamo has completed a Phase 1a dose-escalation study and has an ongoing Phase 1b study of SB-509 in subjects with mild to moderate diabetic neuropathy. Later this year, the company intends to initiate a double-blind placebo-controlled, multi-treatment Phase 2 study in diabetics with mild to moderate sensory/motor neuropathy. Safety will be monitored throughout the study. Clinical evaluations will include evaluation of pain intensity, TNS, neurological examination and electrophysiological testing as well as assessment of changes in nerve integrity by examining changes in the density of nerve fibers in the skin using punch biopsies.

ABOUT SB-509

SB-509 is administered as an injectable formulation of plasmid DNA that encodes a zinc finger protein transcription factor, designed to upregulate the VEGF-A gene. VEGF-A has been demonstrated to have direct neurotrophic and neuroprotective properties.

ABOUT DIABETIC NEUROPATHY

Diabetic peripheral neuropathy is one of the most frequent complications of diabetes. Symptoms include numbness, tingling sensations and pain particularly in the toes or feet. This gradually evolves to loss of sensation and motor function as nerve damage progresses. Ulcers and sores may appear on numb areas of the foot because pressure or injury goes unnoticed. Despite treatment, these areas of trauma frequently become infected and this infection may spread to the bone, necessitating amputation of the leg or foot. More than 60 percent of non-traumatic lower-limb amputations in the United States occur among people with diabetes. In the period from 2000 to 2001, this translated to approximately 82,000 amputations. According to the Centers for Disease Control, the incidence of diabetes in the United States is growing rapidly. From 1980 through 2002, the number of Americans with diabetes more than doubled.

ABOUT JDRF

JDRF was founded in 1970 by the parents of children with juvenile diabetes--a disease that strikes children suddenly, makes them insulin dependent for life, and carries the constant threat of devastating complications. Since inception, JDRF has provided more than $1 billion to diabetes research worldwide. More than 80 percent of JDRF's expenditures directly support research and education about research. JDRF's mission is constant: to find a cure for diabetes and its complications through the support of research.

ABOUT SANGAMO BIOSCIENCES, INC.

Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development programs are currently in Phase 1 clinical trials for evaluation of safety in patients with diabetic neuropathy and peripheral artery disease. Other therapeutic development programs are focused on ischemic heart disease, neuropathic pain, cancer and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TFTM) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFNTM) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as X-linked SCID and hemophilia, and for infectious diseases, such as HIV. Sangamo has established several Enabling Technology Agreements with companies to apply its ZFP Technology to enhance the production of protein pharmaceuticals. For more information about Sangamo, visit the company's web site at www.sangamo.com.

This press release may contain forward-looking statements based on Sangamo's current expectations. These forward-looking statements include, without limitation, references to the clinical trials of SB-509, funding obligations of JDRF based on milestones achieved by Sangamo, research and development of novel ZFP TFs and ZFNs and therapeutic applications of Sangamo's ZFP technology platform. Actual results may differ materially from these forward-looking statements due to a number of factors, including uncertainties relating to the initiation, ability to achieve milestones and completion of stages of the SB-509 clinical trial, whether the SB-509 clinical trial will validate and support tolerability and efficacy of SB-509, technological challenges, Sangamo's ability to develop commercially viable products and technological developments by our competitors. See the company's SEC filings, and in particular, the risk factors described in the company's Annual Report on Form 10-K and its most recent 10-Q. Sangamo BioSciences, Inc. assumes no obligation to update the forward-looking information contained in this press release.

Contact

JDRF
----
Eileen Brangan Mell
(212) 479-7577
ebrangan@jdrf.org

Sangamo BioSciences, Inc.     Burns McClellan, Inc.
-------------------------     ----------------------
Elizabeth Wolffe, Ph.D.       Justin Jackson (media)
510-970-6000, x271            212-213-0006
ewolffe@sangamo.com           jjackson@burnsmc.com

                                       ###